Exhibit 99.1

For Immediate Release

Contact:	Michele Glorie
Kronos Incorporated (978) 947-2855 mglorie@kronos.com

Kronos® announces three-for-two stock split

CHELMSFORD, Mass., Oct. 7, 2003 — Kronos® Incorporated (Nasdaq: KRON) today announced that effective Oct. 7, 2003 its Board of Directors has declared a three-for-two split of Kronos’ common stock in the form of a 50 percent common stock dividend.

On or about Oct. 31, 2003 Kronos will distribute one share of Kronos common stock for every two shares of common stock held by Kronos shareholders of record as of the closing of business on Oct. 20, 2003. Issuance of the new shares will increase the number of outstanding shares of Kronos stock to approximately 31 million. This is the fourth stock split since Kronos’ initial public offering in June 1992. Prior stock splits occurred in January 1996, March 1999, and November 2001.

“The decision to split Kronos stock reflects two dynamics for our shareholders: the sustained steady growth of the company and our confidence in the company’s future,” said Mark S. Ain, Kronos chief executive officer.

About Kronos Incorporated

Kronos Incorporated is a single-source provider of human resources, payroll, scheduling, and time and labor solutions. Kronos’ best-in-class Employee Relationship Management solution enables organizations to reduce costs and increase productivity, put real-time information in the hands of decision makers, align employee performance with organizational objectives, and improve employee satisfaction. More than 40,000 organizations trust Kronos to solve their employee-centric business challenges. Learn more at www.kronos.com.

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© 2003 Kronos Incorporated. Kronos and the Kronos logo are registered trademarks of Kronos Incorporated. All other product and company names mentioned are used for identification purposes only and may be trademarks of their respective owners.